**PRESS RELEASE**

Contact:
Kenneth A. Martinek
Chairman, President &
Chief Executive Officer
(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES
AGREEMENT FOR SALE OF NORTHEAST COMMUNITY BANK
BROOKLYN BRANCH TO PONCE DE LEON FEDERAL BANK

White Plains, New York – June 30, 2010 – Northeast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for Northeast Community Bank, announced today a definitive agreement for Ponce De Leon Federal Bank to purchase the Northeast Community Bank branch office located at 20-47 86th Street, Brooklyn, NY.

The purchase includes the assumption of approximately $28.6 million in deposits and the transfer of the fixtures, equipment and the real property at which the branch is located.  No loans are being sold as part of the transaction.  The completion of the transaction is expected in the fourth quarter, subject to regulatory approval and the satisfaction of certain other conditions described in the agreement.

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank.  Northeast Community Bank is a federally chartered savings bank that currently operates through its main office in White Plains, its five other full-service branch offices in Manhattan, Brooklyn and Bronx, New York and two full-service branch offices in Danvers and Plymouth, Massachusetts.

Ponce De Leon Federal Bank has ten branches in Bronx, Manhattan, Brooklyn, and Queens, New York and Union City, New Jersey. Since 1960, Ponce De Leon has been providing financial services to its community. For more information, visit http://www.poncedeleonbank.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  Northeast Community Bancorp, Inc. intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including the Risk Factors described in Northeast Community Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.